                                  SCHEDULE 14A
                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (AMENDMENT NO. )

FILED BY THE REGISTRANT [X]
FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Definitive Proxy Statement
[X] Definitive Additional Materials
[ ] Soliciting Material under Rule 14a-12
[ ] Confidential, For Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))

                              SKILLSOFT CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

    (5) Total fee paid:

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[ ] Fee paid previously with preliminary materials:

--------------------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

   (1)  Amount previously paid:

        ------------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

   (3)  Filing Party:

        ------------------------------------------------------------------------

   (4)  Date Filed:

        ------------------------------------------------------------------------

                             Other Soliciting Material Pursuant to Rule 14a-6(b)


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------

                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


        Date of Report (Date of earliest event reported): August 14, 2002


                              SkillSoft Corporation
--------------------------------------------------------------------------------
               (Exact name of registrant as specified in charter)


 Delaware                         000-28823                 02-0496115
--------------------------------------------------------------------------------
(State or other juris-            (Commission               (IRS Employer
diction of incorporation)         File Number)              Identification No.)


20 Industrial Park Drive, Nashua, New Hampshire                03062
--------------------------------------------------------------------------------
(Address of principal executive offices)                     (Zip Code)


Registrant's telephone number, including area code:  (603) 324-3000


                                       N/A
--------------------------------------------------------------------------------
          (Former name or former address, if changed since last report)

ITEM 5. OTHER EVENTS.

     On August 14, 2002, SkillSoft Corporation issued a press release announcing its financial results for the quarter ended July 31, 2002. The full text of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(c)  Exhibits

Exhibit No.    Description
-----------    -----------

99.1           Press release dated August 14, 2002.

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                        SKILLSOFT CORPORATION


                                        By: /s/ Charles E. Moran
                                           -------------------------------------
                                           Charles E. Moran
                                           President and Chief Executive Officer

DATE: August 14, 2002

                                  EXHIBIT INDEX

Exhibit No.    Description
-----------    -----------

99.1           Press release dated August 14, 2002.

                                                                    EXHIBIT 99.1

                                                 FOR: SKILLSOFT CORPORATION
                                                 COMPANY CONTACT:
                                                 Tom McDonald
                                                 Chief Financial Officer
                                                 (603) 324-3000, x232
FOR IMMEDIATE RELEASE
---------------------
                                                 INVESTOR CONTACTS:
                                                 Michael Polyviou/Melissa Jaffin
                                                 FD Morgen-Walke
                                                 (212) 850-5600

           SKILLSOFT REPORTS RECORD RESULTS; Y/Y REVENUE INCREASES 64%

             - REVENUE AND EPS BEAT MANAGEMENT'S PREVIOUS GUIDANCE
                    - MERGER WITH SMARTFORCE NEARS COMPLETION

NASHUA, NH, AUGUST 14, 2002 - SkillSoft Corporation (Nasdaq: SKIL), a leading provider of e-Learning courseware and Referenceware(R) for business and IT professionals, reported financial results today for its fiscal second quarter ended July 31, 2002.

The Company reported total revenue of $15.4 million for the second quarter of the fiscal year ending January 31, 2003 (fiscal 2003), which represented a 64% year-over-year increase from $9.4 million in the fiscal 2002 second quarter. Gross margin remained at approximately 94% for its fiscal 2003 second quarter compared to its fiscal 2003 first quarter.

The Company's net income was $1.0 million, or $0.06 per basic and diluted share for its fiscal 2003 second quarter. For the year ago period, the Company had a net loss of $3.1 million, or $0.23 per basic and diluted share.

"Our results clearly reflect that we continue to focus on our model and that we continue to execute on our plan," commented Chuck Moran, Chairman, President and CEO. "Furthermore, we believe our success is largely a result of our direct sales organizations, whose commitment and execution delivered new customers and upgrades and renewals from our existing client base as well as our broad product offering. Moreover, as we near consummation of the merger with SmartForce - which we expect to occur in September - we are even more confident of the combined company's success as we continue to receive positive feedback from our customers."

SECOND QUARTER HIGHLIGHTS:

     - SkillSoft signed multi-year agreements with the University of Pfizer and Pfizer Animal Health. The world's largest pharmaceutical company, Pfizer was recently named as the top training company in the world by Training Magazine.

     - The NHS Nursing Leadership Program signed a two-year agreement with SkillSoft for training 40,000 nurses throughout the United Kingdom as part of an intensive leadership training program. This contract extends SkillSoft's relationship with the National Health Service; the government agency signed a separate agreement in February 2002 for its Leadership Center.

     - Books24x7 signed a three-year agreement with EDS. Under the agreement, EDS employees will have access to the 2,300 titles in Book24x7's ITPro and Business Pro libraries.

     - Books24x7 introduced ReferencePoints, original white papers ranging from 40 to 50 pages in length, to its ITPro library. ReferencePoints are targeted specifically to the enterprise IT professional and cover a wide range of technologies and technology-related topics such as enterprise and web servers, mark up and scripting languages, networking, and groupware. ReferencePoints are produced by SkillSoft, which has commissioned NIIT, a global technology solutions provider, to author the content according to SkillSoft's rigorous content development guidelines.

SkillSoft introduced 169 new training products and 280 new Referenceware titles during the fiscal 2003 second quarter, and at July 31, 2002 had a total of 1,693 training products and over 2,540 Referenceware products. With this substantial and rapidly growing library, along with continued market penetration, SkillSoft is clearly positioned to be an industry leader in providing Web-based critical business skills content and Referenceware to the Global 2000.

SkillSoft's days sales outstanding (DSO) continued to be in the Company's previously stated targeted range, both on a net and a gross basis. On a net basis, which considers only receivable balances for which revenue has been recorded, DSO was 33 days in the fiscal 2003 second quarter, as compared to 29 days in the year ago period, and 39 days in the fiscal 2003 first quarter. On a gross basis, which considers all items billed as receivables, DSO was 100 days in the fiscal second quarter of 2003, compared to 72 days in the year ago quarter, and 99 days in the first quarter of fiscal 2003. The gross DSO numbers, on a sequential quarter basis, have remained approximately the same due to revenue and accounts receivable increasing the same percentage with no change in deferred revenue, and net DSO remains below the Company's historical target range (45 to 60 days).

In order to adequately assess the Company's collection efforts, due to the seasonality of the company's business, DSO analysis must compare current period results to the results of the prior year period. Given the quarterly seasonality of bookings, the deferral from revenue of subscription billings may increase or decrease the DSO on subsequent quarterly comparisons.


OUTLOOK

As a result of the pending merger with SmartForce, the Company is not providing financial guidance as a stand-alone entity. The Company is reiterating the guidance it has previously given with respect to the combined company. For the 2003 fiscal year ending January 31, revenue is expected to be $99 million, and EPS is expected to be a loss of $0.06. For the fiscal year ending January 31, 2004, the company expects revenue to be $255 million, and expects an

EPS profit of $0.39. SmartForce and SkillSoft have each scheduled a shareholder meeting for September 6, 2002 for the purpose of voting on the proposed merger.

CONFERENCE CALL

SkillSoft will be hosting a conference call to discuss earnings on Thursday, August 15, 2002, at 10:00 AM EDT. To participate in the conference call, local and international callers can dial 952-556-2802. The live conference call will be available via the Internet by accessing the SkillSoft Web site at www.skillsoft.com. Please go to the Web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.

A replay will be available approximately one hour after the call, until 11:59 p.m. EDT on August 23, 2002. The replay number is 703-326-3020, passcode:
6146792. A webcast replay will also be available on the Company's web site at www.skillsoft.com.

ABOUT SKILLSOFT

With more than 500 corporate customers and 2.5 million user seats, SkillSoft is a leading provider of comprehensive, integrated e-learning solutions for Global 2000 companies and government organizations. Customers receive comprehensive learning and performance support solutions for their workforce through SkillSoft's courseware library, comprised of more than 1,500 courses and simulations for global business markets, of which more than 650 are in U.S. English. The library, which includes more than 4,000 hours of interactive instruction, encompasses a wide array of business skills, such as management, communication, project management, customer service, finance, sales, desktop application software and other subjects relevant to today's business environment. The library also includes more than 12,000 learning objects, 3,000 job aids, 3,500 SkillBriefs.

SkillSoft complements SkillSoft courses with SkillSimulations, Web-based simulations designed to reinforce skills newly acquired through specific courses. SkillSoft courses can be managed and tracked through SkillPort, an e-learning management platform that offers rapid implementation at a cost-efficient price point, or through third-party learning management systems. SkillSoft's subsidiary, Books 24x7, offers subscription clients detailed online searches to more than 2,000 unabridged IT and business titles and 300,000 knowledge objects. Books24x7's patent-pending technology platform gives users the ability to perform multi-tier searches of the company's Referenceware:
ITPro, BusinessPro and OfficeEssentials. The Books 24x7 Referenceware libraries include offerings from more than 65 publishers, including AMACOM, ASTD, Harvard Business School Publishing, McGraw-Hill, Microsoft Press, and Sybex and Wiley. For more information, visit www.skillsoft.com.

SkillSoft, SkillPort, RolePlay, Search-and-Learn, e-Learning for the Knowledge Economy, NetUniversity, and Accelerated Path are trademarks and/or servicemarks of SkillSoft Corporation. Books24x7.com and Referenceware are servicemarks of Books247x.com, Inc. All brand names, trademarks, or registered trademarks are the property of their respective holders.

This release includes information that constitutes forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include difficulties in integrating the organizations of SmartForce and SkillSoft, competitive pressures, changes in customer demands or industry standards, adverse economic conditions, loss of key personnel, litigation and other matters disclosed under the heading "Risk Factors" in the Company's most recent Quarterly Report on Form 10-K and its proxy statement/prospectus dated August 5, 2002, each as filed with the Securities and Exchange Commission. The forward-looking financial information provided by the Company in this press release represents the Company's estimates as of August 14, 2002. We anticipate that subsequent events and developments will cause the Company's estimates to change. However, while the Company may elect to update this forward-looking financial information at some point in the future, the Company specifically disclaims any obligation to do so. This forward-looking information should not be relied upon as representing the Company's estimates of its future financial performance as of any date subsequent to the date of this release.

                               -Tables to follow-

                              SkillSoft Corporation
                      Consolidated Statement of Operations
            (Unaudited in thousands, except share and per share data)


                                                   Three Months Ended              Six Months Ended
                                                         July 31,                       July 31,
                                               ---------------------------     ---------------------------
                                                   2002           2001             2002           2001
                                               -----------    ------------     -----------    ------------

Revenues                                       $    15,415    $      9,382     $    29,220    $     17,892
Cost of revenues                                       984             537           1,821           1,066
                                               -----------    ------------     -----------    ------------
     Gross margin                                   14,431           8,845          27,399          16,826

Operating expenses:
   Research and development                          3,745           3,719           7,184           7,359
   Selling and marketing                             7,860           6,622          15,263          13,143
   General and administrative                        1,776           1,677           3,601           3,290
   Amortization of deferred compensation               430             184             862             368
                                               -----------    ------------     -----------    ------------
Total operating expenses                            13,811          12,202          26,910          24,160

Interest income, net                                   417             235             830             604
                                               -----------    ------------     -----------    ------------
     Net income (loss)                         $     1,037    $     (3,122)    $     1,319    $     (6,730)
                                               ===========    ============     ===========    ============

Net Income (loss) per share

Basic income (loss) per share                  $      0.06    $      (0.23)    $      0.08    $      (0.50)
                                               ===========    ============     ===========    ============

Basic weighted average shares outstanding       17,541,838      13,547,443      17,557,773      13,372,150
                                               ===========    ============     ===========    ============

Diluted income (loss) per share                $      0.06    $      (0.23)    $      0.07    $      (0.50)
                                               ===========    ============     ===========    ============

Diluted weighted average shares outstanding     17,871,162      13,547,443      18,139,462      13,372,150
                                               ===========    ============     ===========    ============

                              SkillSoft Corporation
                       Summary Consolidated Balance Sheet
                            (Unaudited in thousands)

                                                         July 31,      January 31,
                                                           2002           2002
                                                         --------      ----------

ASSETS

CURRENT ASSETS:
 Cash, cash equivalents and short term investments       $ 61,082       $ 68,946
 Accounts receivable                                       17,123         17,963
 Prepaid expenses and other current assets                  3,181          1,449
                                                         --------       --------
Total current assets                                     $ 81,386       $ 88,358
 Property and equipment, net                                4,992          2,585
 Long term investments                                     14,309         13,786
 Other assets                                              49,208         48,729
                                                         --------       --------
Total Assets                                             $149,895       $153,458
                                                         ========       ========

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:

 Accounts payable                                        $  6,850       $  5,717
 Accrued expenses                                           5,658         11,367
 Deferred revenue                                          20,695         22,624
                                                         --------       --------
 Total current liabilities                                 33,203         39,708

 Total stockholder's equity                               116,692        113,750
                                                         --------       --------
 Total liabilities and shareholders' equity              $149,895       $153,458
                                                         ========       ========

ADDITIONAL INFORMATION AND WHERE TO FIND IT

         On June 20, 2002, SmartForce filed a registration statement on Form S-4 in connection with the transaction and, on August 8, 2002, SmartForce and SkillSoft mailed the joint proxy statement/prospectus to their respective stockholders in connection with the transaction. Investors and security holders of SmartForce and SkillSoft are urged to read the joint proxy statement/prospectus because it contains important information about SmartForce, SkillSoft and the transaction. Investors and security holders may obtain a free copy of the joint proxy statement/prospectus at the SEC's web site at www.sec.gov. A free copy of the joint proxy statement/prospectus may also be obtained from SmartForce or SkillSoft.

         In addition to the registration statement on Form S-4 filed by SmartForce in connection with the transaction, and the joint proxy statement/prospectus mailed to the stockholders of SmartForce and SkillSoft in connection with the transaction, each of SmartForce and SkillSoft file annual, quarterly and special reports, proxy and information statements, and other information with the SEC. Investors may read and copy any of these reports, statements and other information at the SEC's public reference rooms located at 450 5th Street, N.W., Washington, D.C., 20549, or any of the SEC's other public reference rooms. Investors should call the SEC at 1-800-SEC-0330 for further information on these public reference rooms. The reports, statements and other information filed by SmartForce and SkillSoft with the SEC are also available for free at the SEC's web site at www.sec.gov. A free copy of these reports, statements and other information may also be obtained from SmartForce or SkillSoft.